Exhibit 99.1

NEWS - FOR IMMEDIATE RELEASE	NYSE American: GORO

GOLD RESOURCE CORPORATION ANNOUNCES PRELIMINARY RESULTS OF

OVER 30,000 GOLD OUNCES PRODUCED AND SOLD, EXCEEDING

PRODUCTION GUIDANCE FOR 2022

Denver, Colorado – January 17, 2023 – Gold Resource Corporation (NYSE American: GORO) (the “Company”) sold a total of 30,119 ounces of gold and 1,057,209 ounces of silver in 2022 for a gold equivalent total of 42,757 gold equivalent ounces. Additionally, during the year the Company sold 14,157 tonnes of zinc, 1,348 tonnes of copper, and 5,391 tonnes of lead contributing to a strong cash balance of over $23 million.

Allen Palmiere, President and CEO said “Despite global challenges faced this year, such as inflation, and localized challenges such as ground support and ventilation, gold and silver production at the Don David Gold Mine in Mexico still ended the year above guidance.  While our grade profile is expected to decline in 2023, we continue to identify and implement improvement opportunities, including collaborating with local communities to ensure sustainability.  Work continues with the feasibility study to advance the Back Forty Project in Michigan and once completed, preparation of State of Michigan permits will follow.  In addition to the feasibility study work, we continue to focus on engaging with the local community.”

Sales Statistics

	Three months ended December 31,		Twelve months ended December 31,
	2022	2021	2022	2021
Metal sold
Gold (ozs.)	7,514	6,119	30,119	22,644
Silver (ozs.)	335,168	287,805	1,057,209	1,066,581
Copper (tones)	372	405	1,348	1,420
Lead (tonnes)	941	2,059	5,391	5,999
Zinc (tonnes)	3,265	4,167	14,157	13,553
Average metal prices realized(1)
Gold ($ per oz.)	1,734	1,811	1,801	1,796
Silver ($ per oz.)	21.25	23.51	21.53	25.06
Copper ($ per tonne)	8,221	9,768	8,795	9,553
Lead ($ per tonne)	1,954	2,339	2,129	2,268
Zinc ($ per tonne)	2,577	3,466	3,539	3,091
Precious metal gold equivalent ounces sold
Gold Ounces	7,514	6,119	30,119	22,644
Gold Equivalent Ounces from Silver	4,107	3,736	12,638	14,882
Total AuEq Ounces	11,621	9,855	42,757	37,526

(1)	Average metal prices realized vary from the market metal prices due to final settlement adjustments from our provisional invoices. Our average metal prices realized will therefore differ from the average market metal prices in most cases.

Trending Production Statistics

	For the three months ended:
	Q3 2021	Q4 2021	Q1 2022	Q2 2022	Q3 2022	Q4 2022
Arista Mine
Tonnes Milled	97,806	135,398	135,801	128,884	110,682	116,616
Average Gold Grade (g/t)	2.68	1.93	3.00	2.63	1.98	2.51
Average Silver Grade (g/t)	91	82	81	64	80	109
Average Copper Grade (%)	0.37	0.38	0.41	0.32	0.37	0.45
Average Lead Grade (%)	2.29	2.17	1.97	1.99	1.59	1.58
Average Zinc Grade (%)	4.79	4.77	4.89	4.00	4.21	4.27
Combined
Tonnes milled(1)	98,010	135,398	136,844	129,099	110,682	116,616
Tonnes Milled per Day(2)	1,353	1,559	1,590	1,516	1,361	1,389
Metal production (before payable metal deductions)(3)
Gold (ozs.)	6,933	6,853	11,187	9,317	5,850	7,767
Silver (ozs.)	265,829	330,873	332,292	249,088	261,257	370,768
Copper (tonnes)	284	413	431	303	296	406
Lead (tonnes)	1,808	2,345	2,073	2,020	1,248	1,323
Zinc (tonnes)	3,920	5,349	5,562	4,282	3,901	4,198

(1)	Combined tonnes milled in Q2 and Q3 2021 included 3,227 and 204 tonnes from the Open Pit Mine, respectively. The Open Pit Mine is no longer in production as of Q3 2021. Additionally, Q1 and Q2 2022 combined tonnes milled includes 1,043 and 215 purchased tonnes, respectively, related to an environmental initiative with a local community.
(2)	Based on actual days the mill operated during the period.
(3)	The difference between what we report as "Metal Production" and "Metal Sold" is attributable to the difference between the quantities of metals contained in the concentrates we produce versus the portion of those metals actually paid for according to the terms of our sales contracts. Differences can also arise from inventory changes related to shipping schedules, or variances in ore grades and recoveries which impact the amount of metals contained in concentrates produced and sold.

Q4 2022 Conference Call

The Company will host a conference call Friday, March 3, 2023 at 10:00 a.m. Eastern Time.

The conference call will be recorded and posted to the Company’s website later in the day following the conclusion of the call. Following prepared remarks, Allen Palmiere, President and Chief Executive Officer, Alberto Reyes, Chief Operating Officer and Kim Perry, Chief Financial Officer will host a live question and answer (Q&A) session. There are two ways to join the conference call.

To join the conference via webcast, please click on the following link:

https://viavid.webcasts.com/starthere.jsp?ei=1594268&tp_key=1f4ada6e2c

To join the call via telephone, please use the following dial-in details:

Participant Toll Free: +1 (888) 886-7786

International:             +1 (416) 764-8658

Conference ID: 38298670

Please connect to the conference call at least 10 minutes prior to the start time using one of the connection options listed above.

About GRC:

Gold Resource Corporation is a gold and silver producer, developer, and explorer with its operations centered on the Don David Gold Mine in Oaxaca, Mexico.  Under the direction of an experienced board and senior leadership team, the company’s focus is to unlock the significant upside potential of its existing infrastructure and large land position surrounding the mine in Oaxaca, Mexico and to develop the Back Forty Project in Michigan, USA. For more information, please visit GRC’s website, located at www.goldresourcecorp.com and read the company’s Form 10-K for an understanding of the risk factors associated with its business.

Contacts:

Kim Perry

Chief Financial Officer

Kim.Perry@GRC-USA.com

www.GoldResourcecorp.com